EXHIBIT 99.1

Airspan Networks Announces Results for the Third Quarter of 2005

Sales across all product lines strong

BOCA RATON, Fla.—November 2, 2005 - Airspan Networks Inc. (Nasdaq: AIRN) today announced significant increases in revenue and operating cash flow, and reduction of losses, in its financial results for the third quarter ending October 2, 2005. The Company reported revenues for the third quarter of $30.5 million, up 15% versus the third quarter of 2004 and up 50% over the preceding quarter. The net loss attributable to common stockholders for the third quarter was $(0.05) per share versus a loss of $(0.38) per share in the third quarter 2004 and a loss of $(0.17) in the preceding quarter.

Third Quarter Business Highlights Included:

➢	Sales Records Beaten

o	Non-Proximity sales grew by over 15% to their highest-ever quarterly level. WipLL sales were particularly strong, driven by continued worldwide growth.

➢	WiMAX

o	Significant WiMAX shipments in all regions. WiMAX product was shipped to customers in the Americas, Europe, Middle East and Africa, and the Asia Pacific regions.

o
Addition of Nortel to OEM Partner list, and first shipments to OEM partners Ericsson and Marconi. Traction in over 8 markets with these partners in the third quarter, including significant contract with operator owned by major Western European incumbent operator. Additional markets added in October.

o
WiMAX Certification. The certification process for WiMAX equipment was initiated with Cetecom, the WiMAX Forum certification laboratory in Spain. It will continue in the fourth quarter together with a Plugfest being conducted in Beijing. Initial certifications are expected shortly.

o
Expansion of Yozan WiMAX Contact. An increase in announced orders under the Yozan contract to $17 million for the rollout of a WiMAX network in Tokyo, Japan. Shipments will commence in the fourth quarter of 2005, with revenue to be recorded in the first quarter of 2006. This represents one of the world’s first metropolitan Metrozone network combining WiMAX, Wi-Fi, and VoIP in a common packaging.

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➢	Proximity

o	Continued strong sales to Axtel, backed up by new orders in the quarter, giving improved visibility through the end of 2005 and into the start of 2006.

➢	Grant Thornton confirmed as new independent auditor. The firm will complete the full year 2005 and 2006 audits.

Financial Results

Third quarter revenue of $30.5 million was 15% higher than the $26.5 million in the third quarter of 2004, and more than 50% higher than the $20.3 million of the preceding quarter, exceeding the guidance provided earlier in the year. The Company recorded a gross profit of $9.1 million in the quarter, and gross profit as a percentage of revenue (the “gross profit margin”) was 30%. This compared to a gross profit of $7.1 million and a gross profit margin 27%, for the third quarter of 2004, and a gross profit of $5.4 million and a gross profit margin of 27% recorded for the second quarter of 2005. Margin improvement resulted mainly from the record level of non-Proximity sales in the third quarter.

The Company’s third quarter 2005 operating expenses of $12.1 million were up $1.1 million from the third quarter 2004 and down $0.1 million from the prior quarter’s level. In the third quarter the company incurred unexpected accounting charges associated with the change of the independent auditor, and also an increase in operating expenses and amortization of intangibles arising out of the ArelNet acquisition. Net loss for the third quarter of 2005 was $(2.1) million, or $(0.05) per share, compared to a net loss of ($13.9) million, or $(0.38) per share, in the third quarter of 2004. Included in the net loss for the third quarter of 2005 is a tax refund of $0.6 million, reflecting a refund by the UK tax authorities for prior years’ research and development expenditures. The results of a year ago included a deemed preferred stock dividend charge of $10.4 million.

The Company’s cash balance, including restricted cash, stood at the end of the third quarter at $52.3 million. Cash increased by $4.8 million over the end of the second quarter, primarily because of an increase in customer deposits and the tax refund by the UK tax authorities.

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“Airspan had another quarter of solid revenue growth,” said Eric Stonestrom, Airspan’s president and chief executive officer. “We were pleased to have exceeded our guidance. Good news came from several areas. Our WiMAX certification trials are progressing well, and major operators are showing increasing interest in the product line. We have now delivered WiMAX equipment to customers in every sales region. The growth of our WiMAX order book is very encouraging, driven both by our new OEM partnership agreements and by our direct WiMAX sales efforts. Proximity sales continue to provide a solid platform for sustained business, while WipLL shows steady growth in all geographies and frequencies. The next few quarters look promising.”

“This was a successful quarter for both the income statement and the balance sheet,” said Peter Aronstam, chief financial officer. “The growth and diversification of our products has provided a stable and increasing source of revenues. Our cash position benefited from a very strong quarter of collections, and our inventory turns again were improved. We were also very pleased to announce that Grant Thornton has agreed to be our independent accounting firm.”

Outlook

Mr. Stonestrom also gave guidance that the Company expects revenues for the full year 2005 to be approximately $106 million.“With the increasing demand for WiMAX and strong order books from our other products, we expect to see revenues of approximately $33 million in the fourth quarter. As we continue to invest in people and infrastructure to support our leading position in WiMAX, we expect the Company to report a reduced loss in the fourth quarter of approximately $(0.04) per common share.”

Investor Conference

The Company has scheduled an investor conference call for 5 p.m. EST today. The dial-in numbers for the live conference call are as follows: US toll-free number is (866) 261-3330; international access dial-in number is 1-703-639-1224. Reference the Airspan Networks quarterly conference call.

There will be a live webcast of the conference call available at http://www.visualwebcaster.com/event.asp?regd=y&id=30885. Please register in advance of the webcast at: http://www.visualwebcaster.com/event.asp?id=30885&regd=n

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For those who cannot listen to the live conference call, an audio replay of the call will be available for 30 days. The US toll-free number for the replay is (888) 266-2081; the international access number for the replay is 1-703-925-2533. Please use access code 793314.

About Airspan Networks Inc.

Airspan Networks provides wireless voice and data systems and solutions, including Voice Over IP (VoIP), to operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong product roadmap that includes offerings compliant with the new WiMAX 802.16-2004 standard, and software upgradeability to 802.16e from the time the WiMAX products are introduced. Airspan is on the Board and a founder member of the WiMAX Forum. The Company has deployments with more than 300 operators in more than 95 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words “targets”, "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) a loss of any of our key customers; (vi) our ability to retain Axtel, Mexico, as our largest customer; and (vii) our ability to continue to sell the Proximity products on terms and conditions comparable to those currently utilized. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended by Amendment No.1 on Form 10-K/A, for the year ended 31 December, 2004. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment and Media Inquiries, contact:
Peter Aronstam
Senior Vice President & Chief Financial Officer
Airspan Networks, Inc.
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com

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Airspan Networks Inc

Consolidated Balance Sheets
(in thousands)

	December 31, 2004	Oct 2, 2005 (unaudited)
ASSETS		
Current Assets		
Cash and cash equivalents	$66,296	$50,796
Restricted cash	1,687	1,549
Accounts receivable	20,947	22,187
Unbilled accounts receivable	43	532
Inventory	12,834	14,943
Prepaid expenses and other current assets	5,702	4,752
Total Current Assets	107,509	94,759
Property, plant and equipment, net	3,707	4,615
Goodwill, net	789	7,800
Intangible assets, net	1,672	3,790
Long-term accounts receivable	305	-
Other non-current assets	1,216	2,291
Total Assets	$115,198	$113,255
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities		
Accounts payable	$24,615	$19,594
Accrued taxes	653	651
Deferred revenue	627	1,961
Customer Advances	4,789	11,172
Other accrued expenses	11,349	12,443
Total Current Liabilities	42,033	45,821
Stockholders' Equity		
Preferred Stock	-	-
Common stock	11	12
Note receivable - stockholder	(87)	(87)
Additional paid in capital	260,356	266,805
Other comprehensive income	418	-
Accumulated deficit	(187,533)	(199,296)
Total Stockholders' Equity	73,165	67,434
Total Liabilities and Stockholders' Equity	$115,198	$113,255

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